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                                                                    EXHIBIT 8.1

February 12, 1998

The Board of Directors
American Safety Insurance Group, Ltd
44 Church Street
Hamilton, Bermuda HM HX

Dear Sirs,

We have acted as United States tax advisors to the Company in connection with a public offering by the Company of Common Shares, par value US$0.01 per share of the Company.

We hereby confirm that the tax discussions regarding United States tax matters set forth under the caption "Certain Tax Considerations" included in the Registration Statement on Form S-1 filed by the Company with the United States Securities and Exchange Commission ("Commission") on February 12, 1998, constitute our opinion as to all material United States tax consequences of the acquistion, ownership and disposal of Common Shares. Our opinion is based upon the representations made by management and the authorities existing as of the date of this letter. It should be further noted that our opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, which may be retroactive, and any such changes could affect the continuing validity of our opinion.

We hereby consent to the reference of our firm, KPMG Peat Marwick LLP, under the caption "Certain Tax Considerations" and the filing of this opinion with the Commission and as an exhibit to the Registration Statement.

Very truly yours,

KPMG Peat Marwick LLP